Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 15, 2020	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Third Quarter 2020 Earnings”

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,

	2020	2019	2020	2019

Net Sales	$74,171,000	$81,627,000	$27,087,000	$28,030,000

Net Income attributable to Omega Flex, Inc.	$12,732,000	$11,733,000	$4,817,000	$3,368,000

Earnings Per Share – Basic and Diluted	$1.26	$1.16	$0.48	$0.33

Weighted Average Shares – Basic and Diluted	10,094,322	10,092,756	10,094,322	10,094,322

Kevin R. Hoben, Chairman and CEO, announced that the Company’s net sales for the first nine months of 2020 and 2019 were $74,171,000 and $81,627,000, respectively, decreasing 9.1%. Net sales for the three months ended September 30, 2020 were 3.4% lower than the third quarter of 2019.

The Company experienced a noticeable deterioration in its sales volume during the second quarter of 2020, as non-essential businesses were closed, most notably residential construction work sites, with April being the trough. Since May, the Company has generally experienced a progressive rise in sales, with multiple periods in excess of 2019.

The Company’s net income through September 2020 was $12,732,000 compared to $11,733,000 through the first nine months of 2019, increasing $999,000 or 8.5%. Net income for the third quarter of 2020 was 43.0% higher than 2019.

The growth in net income for the year and quarter is largely driven by decreases in several atypical SG&A items identified during 2019. The most prominent decreases relate to product liability defense costs associated primarily with one class action case, which was dismissed in favor of Omega Flex during the third quarter of 2020, and consulting costs related to our new product, MediTrac® flexible medical gas piping. These items more than offset a decrease in gross profit which was in line with lower sales volume.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.